                                                                      EXHIBIT 99


[PHYCOR LETTERHEAD]                                                 NEWS RELEASE


Contact:   Joseph C. Hutts
           President and Chief Executive Officer
              or
           John K. Crawford
           Chief Financial Officer
           (615) 665-9066


                     PHYCOR REPORTS SECOND QUARTER RESULTS


Nashville, Tennessee (July 23, 1998) - PhyCor, Inc. (Nasdaq/NM:PHYC) today announced revenues and operating results for the second quarter and six months ended June 30, 1998.

         For the second quarter of 1998, net revenues were $376.3 million, up 41% from $267.4 million a year ago. Net earnings for the quarter totaled $15.3 million, or $0.22 per share - diluted, on 70.9 million average shares outstanding, compared with $13.7 million, or $0.20 per share - diluted, on
68.2 million average shares outstanding in the prior-year period, representing increases of 12% and 10%, respectively, before adjusting 1997 earnings for the effect of a change in estimated useful lives of intangible assets.

         On a base of 39 clinic and 27 IPA markets, PhyCor's same-market revenue increased 12.8% for the quarter and 12.0% for the six months ended June 30, 1998, compared with the same periods in 1997.

         For the first six months of 1998, net revenues were $699.0 million, up 35% from $518.0 million in the year-earlier period. Net earnings for the first half of the year, before pre-tax charges, totaled $31.3 million, or $0.45 per share - diluted, on 70.0 million average shares outstanding, compared with $26.0 million, or $0.39 per share - diluted, on 65.9 million average shares outstanding in the prior-year period, representing increases of 20% and 15%, respectively, before adjusting for the effect of a change in estimated useful lives of intangible assets.

         As announced previously, effective April 1, 1998, PhyCor adopted a maximum of 25 years as the useful life for amortization of its intangible assets. Applying the historical tax rate of the Company, if the current policy had been applied as of January 1, 1997, diluted earnings per share would have been reduced by $0.02 in the second quarter of 1997, $0.05 for the first half of 1997, and $0.03 for the first quarter of 1998. On an "as if adjusted" basis, earnings per share for the second quarter and for the first half of 1998 would reflect increases of 22% and 24%, respectively.

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PHYC Announces Second Quarter Results
Page 2
July 23, 1998


         Joseph C. Hutts, president and chief executive officer of PhyCor, said, "We had a strong quarter in terms of earnings, cash flow, same-market growth, and clinic and IPA affiliations. In addition, last week, the Holt-Krock Clinic in Fort Smith, Arkansas, reconfirmed its long-term relationship with PhyCor. This is an excellent group of physicians who have experienced a difficult transition. We believe that together we have an outstanding future in their region.

         "We have been working since late 1997 to address problems at some of our nine 'group formation' physician operations. These types of clinic operations are very different from the 48 established groups currently in the Company. Five of these are functioning well. However, in the remaining four markets, we now believe the wisest course is to concentrate on our IPA efforts and either transition out of the current relationship or move them to an MSO arrangement. Because of this, we expect to record a pre-tax asset impairment charge of approximately $65 million in the third quarter of this year. We believe this will bring to resolution the most difficult problem our company has faced."

         Mr. Hutts continued, "At the end of our first quarter, we identified issues and trends affecting PhyCor's growth including timing of acquisitions; the effect of restructured operations; and confusion arising from major problems reported by other physician practice management companies. Confusion has even increased since that time, further affecting our near-term growth through new affiliations. These factors, combined with the estimated impact on our current base of earnings from operations resulting from the transitions of the four 'group formation' operations, have caused us to reduce our targeted earnings per share, excluding charges, by approximately 10% for the full year of 1998. We are targeting our 1999 growth to be in the range of 20-25%. We believe these conditions, which are affecting our growth, are temporary, and we remain excited about our prospects for continued growth in the future."

         During the second quarter, the Company entered into an interim management agreement and letter of intent to acquire certain assets and enter into a long-term service agreement with the Watson Clinic, a 167-physician multi-specialty group in Lakeland, Florida. Also during the quarter, PhyCor acquired PrimeCare International, Inc., a physician practice management company serving southern California's Inland Empire, comprised of an integrated campus (including the 69-physician Desert Valley Medical Group, the 83-bed Desert Valley Hospital, and Apple Valley Surgery Center) as well as the Inland Empire IPA Network, a network of 10 IPAs consisting of 210 primary care physicians and approximately 2,000 affiliated specialty physicians. PrimeCare's comprehensive network provides care to more than 180,000 managed care members.

         Subsequent to the close of the second quarter, PhyCor completed two previously announced acquisitions. PhyCor acquired CareWise, Inc., a nationally recognized leader in the health care decision-support industry, and Atlanta-based Morgan Health Group (MHG), one of the largest IPAs in Georgia with approximately 400 primary care physicians and 1,800 specialists. The MHG network currently provides care to approximately 57,000 managed care members under capitated contracts.


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PHYC Announces Second Quarter Results
Page 3
July 23, 1998

      In December 1997, PhyCor announced that it had signed an agreement to purchase Atlanta-based First Physician Care, Inc., a provider of practice management services to approximately 160 physicians. The transaction is expected to close on July 24, 1998.

      PhyCor, Inc., headquartered in Nashville, Tennessee, is a physician practice management company that operates multi-specialty clinics, manages independent practice associations, and provides health care decision-support services to consumers. Including pending transactions, the Company operates 61 clinics with approximately 4,060 physicians in 29 states, manages IPAs with approximately 26,000 physicians in 36 markets, and, through CareWise, serves over 2 million consumers.

      This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in these forward-looking statements. A discussion of important factors and assumptions regarding these statements and risks involved is contained in PhyCor's recent filings with the Securities and Exchange Commission.

                                  PHYCOR, INC.
                              FINANCIAL HIGHLIGHTS
                     (In thousands, except per share data)

                                                               THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                     JUNE 30,                 JUNE 30,
                                                            -----------------------   ---------------------
                                                               1998       1997           1998        1997
                                                            ---------   ---------     ---------   ---------
Net revenues                                                $ 376,312   $ 267,354     $ 699,007   $ 518.006
Net expenses                                                  352,006     244,959       649,258     475,600
Nonrecurring charges                                               --          --        36,196          --
                                                            ---------   ---------     ---------   ---------
Earnings before taxes                                       $ 24,306       22,395        13,553      42,406
Net earnings                                                $ 15,313       13,706         7,815      26,013
Net earnings before nonrecurring charges                    $ 15,313       13,706        31,342      26,013

Net earnings per share:
  Basic                                                     $   0.22    $    0.22     $    0.12   $    0.43
  Diluted                                                   $   0.22         0.20          0.11        0.39
Average number of shares outstanding:
  Basic                                                       69,779       63,570        67,516      61,095
  Diluted                                                     70,857       68,191        70,024      65,932
Net earnings per share before
 nonrecurring charges:
  Basic                                                     $   0.22    $    0.22     $    0.46   $    0.43
  Diluted                                                   $   0.22    $    0.20     $    0.45   $    0.39

     For additional information about the Company, visit PhyCor's web site:
                             http://www.phycor.com
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